Exhibit 99

News Release

ExxonMobil

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

972 444 1107 Telephone

972 444 1138 Facsimile

Contacts:

Nelo Emerencia, Esso Nederland

(Breda)  31 76 529 1355

Russ Roberts, ExxonMobil

(Irving) 972 444 1141

FOR IMMEDIATE RELEASE

MONDAY, NOVEMBER 1, 2004

EXXONMOBIL TAKES STEPS TOWARD

RESTRUCTURING ITS DUTCH GAS INTERESTS

IRVING, TEXAS, November 1 -- Exxon Mobil Corporation announced today that its subsidiary, Esso Nederland B.V., has signed a Heads of Agreement (HOA) with the State of the Netherlands and Shell Nederland B.V. to restructure its interest in the Dutch gas transportation business.  The HOA contains the principal terms and conditions under which Esso Nederland B.V. and Shell Nederland B.V. will agree to transfer their ownership share of 25 percent each in Gasunie's gas transportation business to the State of the Netherlands.

This restructuring is consistent with the Second European Gas Directive which furthers the liberalization of the natural gas market in Europe.  It is also consistent with the recently revised Dutch Gas Act.

As part of the restructuring, N.V. Nederlandse Gasunie will be legally split into a transportation company and a merchant company. The transport company will be 100 percent owned by the State, whereas the ownership of the merchant company will remain unchanged, 50 percent owned by the State of the Netherlands and 25 percent each owned by Esso Nederland B.V. and Shell Nederland B.V.

As specified in the HOA, the State of the Netherlands will pay a total net compensation in the amount of 2.78 billion Euros.  The final transaction remains subject to regulatory reviews.  The parties intend to finalize the restructuring by mid-2005.  It is anticipated that, at that time, this step will have a positive impact on the Corporation's results.

CAUTIONARY STATEMENT: Estimates, expectations, and business plans in this release are forward-looking statements.  Actual future results could differ materially depending on technical or operating factors, the outcome of commercial negotiations, changes in law or government policy, and other factors discussed under the caption "Factors Affecting Future Results" in item 1 of ExxonMobil's most recent 10-K and available on our website at www.exxonmobil.com.